Exhibit 10.4
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, dated as of this 17th day of September, 2001, between VISICU, Inc. (the “Company”) and Frank T. Sample (the “Executive”).
RECITALS:
     WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company;
     WHEREAS, the Company desires to employ the Executive and the Executive has indicated Executive’s willingness to provide services, on the terms and conditions set forth herein;
     NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
     SECTION 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth, effective as of September 17, 2001. Subject to the terms and conditions contained herein, the Executive shall serve as President and Chief Executive Officer and, in such capacity, shall report directly to the Board of Directors of the Company (the “Board of Directors”) and shall have such duties as are typically performed by a President and Chief Executive Officer of the Company in the areas of managing the Company’s operations and setting the strategic direction for the Company, together with such additional duties, commensurate with the Executive’s position as a President and Chief Executive Officer of the Company, as may be assigned to the Executive from time to time by the Board of Directors. The location of the Executive’s employment shall be at the Company’s offices located in Baltimore, Maryland, although the Executive understands and agrees that Executive may be required to travel from time to time for business reasons.
     SECTION 2. Term. Subject to the provisions and conditions of this Agreement (including Section 6), the Executive’s employment hereunder shall commence on the date hereof and shall continue during the period ending on the third anniversary of the date hereof (the “Employment Term”).
     SECTION 3. Compensation.
     (a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary (the “Salary”) of $250,000.00 per annum with increases, if any, as may be approved by the Board of Directors. The Executive agrees that $25,000 of his annual salary may be paid to him through the issuance of up to 26,316 shares of the Company’s Common Stock. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

     (b) Annual Bonus Plan. The Executive will be eligible for an annual performance bonus of up to $125,000, payable in cash or shares of the Company’s Common Stock, valued at fair market value, or a combination thereof, with performance objectives set by the Board of Directors at the beginning of each calendar year.
     (c) Benefits. In addition to the Salary and Bonus, the Executive shall be entitled to participate in health, insurance, pension, and other benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company. The Executive also shall be entitled to four (4) weeks vacation per year and to the same number of holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policy in effect from time to time. The Company shall maintain life insurance for the benefit of the Executive’s estate in the amount of two times his salary.
     (d) Stock Option Grant. Upon commencement of employment of the Executive the Board of Directors will grant Executive options to purchase up to 1,476,789 shares of the Common Stock of the Company, which represents options to acquire six percent (6%) of the fully diluted shares of the Company’s Common Stock as of September _, 2001. The per share exercise price of the options shall be $0.35 per share. The options shall be issued in accordance with the terms of the Company’s Stock Option Plan; provided that they shall vest in accordance with the following schedule: 184,599 shares (12.5%) on the six month anniversary of the date of grant, 184,598 (12.5%) on the one year anniversary of the date of grant and thereafter in monthly installments of 30,767 shares over the following 16 months and 30,766 over the following 20 months.
     (e) Relocation. The Company will reimburse the Executive for necessary and reasonable relocation expenses for the Executive and Executive’s family to move from Washington to the Baltimore, Maryland area. Included in such relocation expenses will be temporary living expenses, not to exceed 12 months, a reasonable number of house hunting trips for the Executive and his family, moving household goods and up to three vehicles, necessary closing costs on the Executive’s primary residence in Washington, including realtor’s fees and closing costs on the Executive’s purchase of a residence in the Baltimore, Maryland area. All relocation expenses which are not tax deductible by the Executive will be grossed up to pay the taxes on the taxable portion of the Company reimbursed relocation expenses.
     SECTION 4. Exclusivity. During the Employment Term, the Executive shall devote Executive’s full professional time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, shall use Executive’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may: (i) participate in the activities of professional trade organizations related to the business of the Company; (ii) engage in personal investing activities; and (iii) participate on one or more boards of directors of entities which are not directly competitive with the Company or its affiliates, (iv) participate in community, charitable or similar activities and associations which are not competitive with the Company for other than pecuniary profit; provided that the activities set forth in these clauses (i) through (iv), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.
     SECTION 5. Reimbursement for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.
     SECTION 6. Termination and Default.
     (a) Death. This Agreement shall automatically terminate upon the death of the Executive and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section ((f) below.
     (b) Disability. If the Executive’s unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, this Agreement shall remain in full force and effect and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 180 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event this Agreement (other than Sections 6(f), 7, 8, 9, and 12 hereof), including, but not limited to, the Company’s obligations to pay any Salary or to provide any privileges under this Agreement, shall terminate.
     (c) Just Cause. The Company may terminate this Agreement (other than Sections 6(f), 7, 8, 9 and 12 hereof) at any time. If the Executive’s employment is terminated pursuant to this Section 6(c), the Executive shall be entitled to receive the amounts specified in Section 6(f) below. In the event of termination pursuant to this Section 6(c) for Just Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Just Cause which is the reason for such termination. Termination of the Executive’s employment hereunder shall he effective upon delivery of such notice of termination. For purposes of this Agreement, “Just Cause” shall mean: (i) any willful or intentional act of the Executive that has the effect of injuring the business prospects of the Company or its affiliates in any material respect; (ii) any continued or repeated absence from the Company, unless such absence is (A) approved or excused by the Board of Directors or (B) is the result of the Executive’s illness, disability or incapacity (in which the provisions of Section 6(b) hereof shall control), (iii) use of illegal drugs by the Executive or repeated drunkenness; (iv) conviction by the Executive for the commission of a felony involving moral turpitude; or (v) the commission by the Executive of a material act of fraud or embezzlement against the Company.
     (d) Good Reason. The Executive may terminate this Agreement (other than Sections 6(b), 7, 8, 9 and 12) for “Good Reason” if Executive resigns from Executive’s employment hereunder following a Substantial Breach (as hereinafter defined) and such Substantial Breach shall not have been corrected by the Company within thirty (30) days of receipt by the Company of written notice from the Executive of the occurrence of such Substantial Breach, which notice shall specifically set forth the nature of the Substantial Breach which is the reason for such resignation. The term “Substantial Breach” means: (i) the failure by the Company to pay to the Executive the Salary and Bonus, if any, in accordance with Section 3(a) and 3(b) hereof or the benefits as provided in Section 3(d) or 3(e) hereof; (ii) the failure by the Company to allow the Executive to participate in the Company’s employee benefits plans generally available from time to time to senior executives of the Company; or (iii) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement; or (iv) the Board of Directors so acting shall assign or delegate to any other person any of the material powers, authority, duties or responsibilities then being performed or exercised by Executive; or (v) if the Company acquires, is acquired by or merges or consolidates with or into any other entity, and Executive shall cease to be, with respect to the Company, or any successor entity to the Company, the person exercising the powers and authorities and performing the duties and responsibilities usually performed and exercised by the president or chief executive officer of an entity, provided, however, that the term “Substantial Breach” shall not include a termination of the Executive’s employment hereunder pursuant to Section 6(b) or (c) hereof. The date of termination of the Executive’s employment under this Section 6(d) shall be the effective date of any resignation specified in writing by the Executive, which shall not be less than thirty (30) days after receipt by the Company of written notice of such resignation, provided that such resignation shall not be effective pursuant to this Section 6(d) and the Substantial Breach shall be deemed to have been cured if such Substantial Breach is corrected by the Company during such 30-day period.
     (e) Resignation. The Executive shall have the right immediately to terminate this Agreement (other than Sections 6(f), 7, 8, 9 and 12) by giving notice of the Executive’s resignation other than for Good Reason. Upon receipt of such notice, this Agreement, other than Sections 6(f), 7, 8, 9 and 12, shall terminate immediately.
     (f) Payments. In the event that the Executive’s employment hereunder terminates for any reason, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary, accrued vacation, and unreimbursed expenses. In the event the Executive’s employment hereunder is terminated by the Company without Just Cause or by the Executive with Good Reason, in addition to the amounts specified in the foregoing sentence, (i) the Executive shall continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company’s prevailing payroll practices, for a period of twelve months following the date of such termination (the “Severance Term”) and (ii) the Executive shall continue to receive any health or other insurance benefits (including, but not limited to, self-insured dental, eye care or other benefits) provided to him as of the date of such termination in accordance with the Section 3(c) hereof during the Severance Term; provided however, that Executive shall not be entitled to participate in any pension, profit sharing or 401-K plan benefits, or to accrue any vacation time or benefits, during the Severance Term. With the sole exception of the circumstances in Section 6(d)(v) above, in the event the Executive accepts other employment or engages in his own business prior to the last date of the Severance Term, the Executive shall forthwith notify the Company and the Company shall be entitled to set off from amounts due the Executive under this Section 6(f) the amounts paid to the Executive in respect of such other employment or business activity. Amounts owed by the Company in respect of the Salary or reimbursement for expenses under the provisions of Section 5 hereof shall, except as otherwise set forth in this Section 6(f), be paid promptly upon any termination. Upon any termination of this Agreement, all of the rights, privileges and duties of the Executive hereunder shall cease, except for Executive’s rights under this Section 6(f) and Executive’s obligations under Sections 7, 8, 9, and 12 hereunder.
     SECTION 7. Secrecy and Non-Competition.
     (a) Non Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and by Executive’s current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, knowhow, training, and experience and there is a substantial probability that such knowledge, knowhow, contacts, training, and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive’s employment hereunder; for any reason (such period is hereinafter referred to as the “Restricted Period”) with respect to any county or parish in the United States in which the Company or any of its subsidiaries or affiliates is actively providing services or otherwise doing business on the date of termination of the Executive’s employment hereunder, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor (other than owning or holding not greater than two percent (2%) interest in a publicly held entity), or otherwise, in any business activities if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company or any of its subsidiaries or affiliates or by the Executive at any time during the Employment Term.
     (b) No Interference. During the Restricted Period, the Executive shall not, whether from Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company, its affiliates or subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company, its affiliates or subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client, of the Company, its predecessors or any of its subsidiaries of affiliates. The placement of any general classified or “help wanted” advertisement and/or general solicitations to the public at large shall not constitute a violation of this Section 7(b) unless the Executive’s name is contained in such advertisement or solicitations.
     (c) Coordination With Other Agreement. In addition to the foregoing provisions of this Section 7, Executive hereby ratifies and confirms all of the terms, provisions, and obligations set forth in that certain Proprietary Information and Inventions Agreement entered into by Executive and the Company dated September , 2001, all of the terms and provisions of which are hereby incorporated herein by this reference.

     SECTION 8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.
     SECTION 9. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.
     SECTION 10. Successors and Assign: No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries of affiliates, but in such event assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representative of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.
     SECTION 11. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
     SECTION 12. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND

APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
     SECTION 13. Notices.
     (i) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:
(1)	If to the Executive, at 3535 207th Ave SE Sammamish, WA, 98075, or at such other address as the Executive may have furnished the Company in writing, or

(2)	if to the Company, at 2400 Boston Street, Suite 302, Baltimore, MD 21224, marked for the attention of Chairman of the Board, or at such other address as it may have furnished in writing to the Executive.
     (ii) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.
     SECTION 14. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.
     SECTION 15. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. Except as expressly provided herein, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.
     SECTION 16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VISICU, Inc.
By:	/s/ James Oakey
Name:	James Oakey
Title:	BD Chair

By:	/s/ Frank T. Sample
Name:	Frank T. Sample
Executive

AMENDMENT #1 TO EMPLOYMENT AGREEMENT
Amendment #1 to the Employment Agreement (Agreement) between VISICU, Inc. (the “Company”) and Frank T. Sample (the “Executive) dated September 17, 2001.
The Executive has been an employee of the Company since the inception of the Agreement and the Company and Executive now desire to amend said Agreement. Accordingly, the Agreement is hereby amended as follows:
1.	Section 2 is amended in its entirety as follows:

SECTION 2. Term. Subject to the provisions and conditions of this Agreement (including Section 6), the Executive’s employment hereunder shall continue until December 31, 2006, (the “Employment Term”). The Employment Term shall be automatically extended for successive one year periods unless either party provides the other with at least 12 months prior written notice of its decision not to further extend this Agreement.
The remaining terms of the Agreement remain as originally written and agreed.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment #1 to the Employment Agreement as of the date indicated below.
VISICU, Inc.

By: /s/ John K. Clarke
Name: JOHN K. CLARKE, CHAIRMAN COMPENSATION COMMITTEE
ACCEPTED AND AGREED TO

/s/ Frank T. Sample
Frank T. Sample Executive

Date: 4/15/04